Exhibit 99.1

"Opinion of the Board of Directors regarding the Possible Voluntary Tender Offer for Bachoco's shares".

Celaya, Guanajuato, Mexico, Septembrer 28, 2022. Industrias Bachoco S.A.B. de C.V. ("Bachoco" or the “Company”) (NYSE: IBA; BMV: BACHOCO), announces that the members of the Board of Directors of the Company (the “Board”) met today, regarding the intention of certain shareholders to make a voluntary tender offer for up to all of the shares representing the capital stock of the Company, owned by the investing public, as announced on March 25, 2022.

In this regard, the Board, taking into account its analysis, considered that the proposed price in the potential offer is fair, from a financial point of view, for the Company's shareholders. The foregoing, taking into account additionally, the Company's disclosure on September 19, 2022.

The members of the Board, who are also shareholders of the Company, stated their decision, and informed about the decision of their related parties, to participate in the potential tender offer, if made in the announced terms, with respect to the shares held by the investing public, if any, and assuming that the economic and market circumstances in general are maintained. The Chief Executive Officer of the Company, Engr. Rodolfo Ramos Arvizu, stated that he is not a shareholder of the Company.

The members of the Board, present at the deliberation, stated that they do not consider that there are any conflicts of interest with respect to the potential offer and the members of the Board, part of the Bours family and related parties, they previously stated that with respect to the sellers in the potential offer, there would be a direct conflict of interest, but that they do not consider that there is a direct conflict of interest with respect to the opinion of the Board with respect to the price of the potential offer. However, in order to avoid possible perceptions of a conflict of interest, the proprietary and alternate directors, members of the Bours family and related parties, decided to abstain from participating and being present at the deliberation and voting.

For more information:

Investor Relations Area

Phone: (461) 6183 555

Mail: inversionistas@bachoco.net

COMPANY DESCRIPTION. Industrias Bachoco is a leader in the poultry industry in Mexico and one of the largest poultry companies in the world. The Company was founded in 1952, and began trading on the Mexican Stock Exchange and the New York Exchange in 1997. Corporate offices are located in Celaya, Mexico. Bachoco is vertically integrated; its main business lines are: chicken, eggs, balanced feed, pork, among other products. It has more than 1,000 facilities organized into 9 production complexes and 80 distribution centers in Mexico and a production complex in the United States. It currently generates more than 29,000 direct jobs. Bachoco has the following ratings: "AAA (MEX)", the highest rating assigned by Fitch México, S.A. de C.V.; and "HR AAA", which means that the Issuer or the Issue is of the highest credit quality and was granted by HR Ratings de México, S.A. de C.V.

DISCLAIMER. The document contains information that could be deemed forward-looking statements regarding expected future events and results of the Company. The statements reflect management's current beliefs based on currently available information and are not guarantees of future performance and are based on our estimates and assumptions that are subject to risks and uncertainties, including those described in the Annual Information form, which could cause actual results to differ materially from the forward-looking statements contained herein. These risks and uncertainties include risks associated with ownership in the poultry industry, competition for investments in the poultry industry, shareholder liability, government regulation, and environmental matters. Accordingly, there can be no assurance that actual results will be consistent with these forward-looking statements. Except as required by applicable law, Industrias Bachoco, S.A.B. de C.V. undertakes no obligation to publicly update or revise any forward-looking statements.

This press release is not an offer to sell securities in the United States, Mexico, or elsewhere. The securities may not be offered or sold in the United States, Mexico, or any other jurisdiction without registration or an exemption from registration. Any public offering of securities in the United States or Mexico must be made through the preparation of a prospectus or

HOLDERS OF THE COMPANY’S AMERICAN DEPOSITARY SHARES AND HOLDERS OF THE COMPANY’S SHARES WHO ARE LOCATED IN THE UNITED STATES ARE ADVISED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, TO BE FILED WITH THE SEC REGARDING THE OFFER OF THE OFFEROR TO ACQUIRE THE COMPANY’S SHARES AND AMERICAN DEPOSITARY SHARES WHEN SUCH STATEMENT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

HOLDERS OF THE COMPANY’S AMERICAN DEPOSITARY SHARES AND HOLDERS OF THE COMPANY’S SHARES MAY OBTAIN FREE COPIES OF THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY THE COMPANY REGARDING THE OFFEROR’S OFFER TO ACQUIRE THE COMPANY’S SHARES AND AMERICAN DEPOSITARY SHARES AT THE SEC’S WEBSITE AT WWW.SEC.GOV